Exhibit 15.2

May 7, 2004

The Board of Directors

Oxford Health Plans

Trumbull, CT

We are aware of the inclusion in the Registration Statement (Form S-4, No. 333-           ) and related Prospectus of UnitedHealth Group Incorporated for the registration of 57,687,405 shares of its common stock of our reports dated April 26, 2004 relating to the unaudited condensed consolidated interim financial statements of Oxford Health Plans, Inc. that are included in its Form 10-Q for the quarter ended March 31, 2004.

/s/ Ernst & Young LLP

New York, NY